Exhibit 99.1

Scholastic Reports First Quarter Results for Fiscal 2010

READ 180® and System 44™ Drive Over 50% Increase in Educational Technology Sales

NEW YORK--(BUSINESS WIRE)--September 24, 2009--Scholastic Corporation (NASDAQ:SCHL) today reported a 14% rise in revenue from continuing operations to $315.6 million in the fiscal 2010 first quarter ended August 31, 2009. The loss per share from continuing operations also improved significantly to $0.68, compared to $1.13 in the prior year period. Stronger results reflected higher sales of educational technology to schools and of children’s books in retail channels during the quarter. Scholastic typically records a seasonal loss in the fiscal first quarter, when the Company’s School Book Fairs and Book Clubs generate minimal revenue.

Including discontinued operations, the consolidated loss per share in the quarter was $0.63 compared to $1.30 in the prior year period. Free cash flow (as defined) in the first quarter was a use of $77.5 million, reflecting an $85.2 million improvement from a year ago. Net debt (as defined) at quarter end was $236.4 million, compared to $400.7 million a year ago.

“Scholastic’s strong first quarter puts the Company firmly on plan to achieve significantly higher earnings and free cash flow this fiscal year, and to reach our goal of 9% operating margins if we attain the upper end of our guidance. In particular Scholastic Education had a record quarter, with technology sales up more than 50% as a result of strong execution, new products and adoptions, and the arrival of Federal stimulus funds in local districts,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “Trade sales of Scholastic’s children’s books rose by 25%, driven by best-selling series including The 39 Clues® and Harry Potter®. Our balance sheet has also benefited from working capital improvements and from substantial free cash flow over the past twelve months, and we have reduced net debt levels by over 40% from a year ago.”

Scholastic affirmed its outlook for fiscal 2010 earnings per diluted share from continuing operations of $1.80 to $2.30. This guidance excludes severance and other one-time cash and non-cash expenses associated with anticipated cost reductions. Free cash flow continues to be forecast at $90 million to $120 million.

First Quarter Results

Reflecting the increasing connection between print and other media in the children’s book industry, all sales through School Book Club and Fair channels, including sales of media and interactive products, are now recorded in the Children’s Book Publishing and Distribution segment, consistent with the Company’s internal organization and management reporting. Previously, the revenue and expense from media and interactive products sold through the proprietary school-based channels were recorded in the Media, Licensing and Advertising segment. This segment now includes interactive product sales through third party channels, as well as revenue from entertainment, toys and consumer magazine products. Prior periods have been reclassified accordingly.

Children’s Book Publishing and Distribution. Segment revenue in the first quarter rose substantially to $76.2 million from $61.1 million in the prior year period, reflecting strong sales in retail channels. There was strong demand for the paperback edition of Harry Potter and the Deathly Hallows, published on July 7, and of backlist titles in the series. The successful August 11th launch of the fifth title in The 39 Clues® also continued the strong performance of that series, which remains a New York Times bestseller. Among other best-selling titles, The Hunger Games by Suzanne Collins continued to perform very strongly a year after its initial publication, spurred by anticipation of the September 1st release of Catching Fire, the second book in the trilogy. Revenue in School Book Clubs and Fairs is minimal in the first quarter, when most U.S. schools are not in session; therefore year over year differences in these businesses are not meaningful. The operating loss for the quarter was $47.5 million, compared to $54.6 million in the prior year period, reflecting the strong Trade results.

Educational Publishing. Segment revenue in the seasonally important first quarter rose 29% to $148.7 million from $115.1 million, and segment operating income improved to $41.3 million from $21.5 million a year ago. Driving these higher segment results, sales of educational technology rose approximately $35 million. Continued strong sales of READ 180, new product releases including last winter’s launch of System 44, and a new adoption in California were key factors in this growth. Federal stimulus funding, which began to reach school districts, was another growth driver of technology sales. Sales of classroom libraries were flat, though outperforming the supplemental materials market which continues to be challenged by limited state and local funding.

International. Segment revenue in the first quarter was $75.6 million, compared to $84.1 million in the prior year period, primarily reflecting a $7.6 million negative foreign exchange impact. The segment’s seasonal operating loss improved to $1.9 million from a loss of $3.3 million, as a result of higher results in Asia and Export. Based on the Company’s plan to restructure operations in the U.K., one-time severance and costs, including asset impairments, associated with these actions are now expected to be between $7 million and $10 million, or $0.19 and $0.27 per share, in fiscal 2010. As previously noted these expenses are excluded from guidance.

Media, Licensing and Advertising. Based on the reclassification discussed above, segment revenue in the first quarter was $15.1 million compared to $16.1 million in the prior year period, due to lower sales of interactive products through retail channels. Segment operating loss was $3.7 million, an improvement of $1.1 million, reflecting improved results from advertising sales and in Scholastic Entertainment, as well as lower costs.

Other Financial Results. Corporate overhead in the quarter was $23.5 million compared to $21.1 million in the prior year period. This reflected higher severance of $4.3 million or $0.07 per share, compared to $3.0 million or $0.05 per share in the prior year period, as well as higher stock-based compensation expense of $4.9 million or $0.08 per share, compared to $2.2 million or $0.03 per share a year ago. Net inventories declined to $435.0 million from $471.0 million, reflecting timing and more efficient purchasing in all areas of the Children’s Book Publishing and Distribution segment. As a result of lower working capital usage and strong free cash flow over the past 12 months, net debt (as defined) at quarter end was $236.4 million, down $164.3 million from a year ago.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, September 24, 2009. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, investor.scholastic.com. Participation by telephone will be available by dialing (888) 857-6930 from within the U.S. or +1 (719) 457-2621 internationally. Shortly following the call, an archived webcast and accompany slides from the conference call will also be posted at investor.scholastic.com. An audio only replay of the call will be available toll-free at (888) 203-1112 or, for international calls, at +1 (719) 457-0820 and by entering access code 2714701. The recording will be available through Friday, November 6, 2009.

About Scholastic

Scholastic Corporation (NASDAQ:SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	8/31/2009	8/31/2008

Revenues	$315.6	$276.4

Operating costs and expenses:
Cost of goods sold	156.1	146.0
Selling, general and administrative expenses	178.0	175.9
Bad debt expense	2.1	1.1
Depreciation and amortization	14.7	15.7
Total operating costs and expenses	350.9	338.7

Operating loss	(35.3)	(62.3)

Other income (1)	0.9	-
Interest expense, net	3.9	5.9

Loss from continuing operations before income taxes	(38.3)	(68.2)

Benefit for income taxes	(13.7)	(25.3)

Loss from continuing operations	(24.6)	(42.9)

Earnings (loss) from discontinued operations, net of tax (2)	1.6	(6.2)

Net loss	($23.0)	($49.1)

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Loss from continuing operations	(0.68)	(1.13)
Earnings (loss) from discontinued operations, net of tax	0.05	(0.17)
Net loss	(0.63)	(1.30)

Diluted:
Loss from continuing operations	(0.68)	(1.13)
Earnings (loss) from discontinued operations, net of tax	0.05	(0.17)
Net loss	(0.63)	(1.30)

Basic weighted average shares outstanding	36.4	37.9
Diluted weighted average shares outstanding	36.6	38.1

(1)	Other income for the three months ended August 31, 2009 was $0.9 which related to a gain on the repurchase of 5% Notes on the open market.

(2)	In fiscal 2008, the Company determined to sell or shut down its domestic, Canadian and UK continuities businesses, and intends to sell a related warehousing and distribution facility located in Maumelle, Arkansas and an office and distribution facility in Danbury, Connecticut. During fiscal 2009, the Company also ceased its operations in Argentina and Mexico, its door-to-door selling operations in Puerto Rico as well as its continuities business in Australia and New Zealand, its corporate book fairs business and closed its Scarsdale, NY store. The Company also sold a trade magazine. Additionally, the Company sold a non-core market research business and a non-core on-line resource for teachers business and intends to sell a Spanish language book channel. All of the above businesses are classified as discontinued operations in the Company’s financial statements.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED
	8/31/2009 (1)	8/31/2008 (1)	Change

Children's Book Publishing & Distribution (2)
Revenue
Book Clubs	$8.2	$8.8	($0.6)	(7%)
Trade	49.6	39.7	9.9	25%
Book Fairs	18.4	12.6	5.8	46%
Total revenue	76.2	61.1	15.1	25%
Operating loss	(47.5)	(54.6)	7.1	13%
Operating margin	*	*

Educational Publishing
Revenue	148.7	115.1	33.6	29%
Operating income	41.3	21.5	19.8	92%
Operating margin	27.8%	18.7%

International
Revenue	75.6	84.1	(8.5)	(10%)
Operating loss	(1.9)	(3.3)	1.4	42%
Operating margin	*	*

Media, Licensing and Advertising (2)
Revenue	15.1	16.1	(1.0)	(6%)
Operating loss	(3.7)	(4.8)	1.1	23%
Operating margin	*	*

Overhead expense	23.5	21.1	(2.4)	(11%)

Operating loss from continuing operations	($35.3)	($62.3)	$27.0	43%

(1)	Results for the three month periods ended August 31, 2009 and August 31, 2008 reflect continuing operations and exclude discontinued operations.

(2)	In the first quarter of fiscal year 2010, the Company classified certain revenues and operating expenses formerly included in the Media Licensing and Advertising segment to the Children’s Book Publishing and Distribution (“CBP&D”) segment. These changes include revenues and operating expenses derived from sales of media and interactive products sold through the various channels employed by the CBP&D segment. This change in reporting is consistent with changes in the Company’s internal financial reporting structure, and reflects the chief operating decision maker’s assessment of performance and asset allocation. Prior period results have been reclassified for consistency with this change in reporting structure.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		08/31/09	08/31/08

Continuing Operations
	Cash and cash equivalents	$54.2	$29.5
	Accounts receivable, net	228.0	180.4
	Inventories, net	435.0	471.0
	Accounts payable	167.2	134.2
	Accrued royalties	56.8	52.7
	Lines of credit, short-term debt and current portion of long-term debt	56.2	105.8
	Long-term debt, excluding current portion	234.4	324.4
	Total debt	290.6	430.2
	Total capital lease obligations	57.3	60.8
	Net debt (1)	236.4	400.7

Discontinued Operations
	Total assets of discontinued operations	29.4	88.9
	Total liabilities of discontinued operations	6.0	21.0

Total stockholders' equity		767.5	801.3

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED
		08/31/09	08/31/08

	Net cash used by operating activities	($58.3)	($141.0)
	Less: Additions to property, plant and equipment	8.5	9.8
	Pre-publication and production costs	10.7	11.9

	Free cash flow (2) (3)	($77.5)	($162.7)

(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three months ended August 31, 2009 and August 31, 2008.

CONTACT:
Scholastic Corporation
Investors: Jeffrey Mathews, 212-343-6741
Media: Kyle Good, 212-343-4563